EX-99.1

FOR IMMEDIATE RELEASE                       Contact:
                                              Michael Kelly, COO/CFO
                                              Majestic Star Casino
                                              (219) 977-7823

          Majestic To Purchase Three Fitzgeralds Gaming Properties

        Country's Only African American Casino Owner Expands Company

December 5, 2000, Gary, Ind.--Majestic Star Casino announced today that its affiliate Majestic Investor, LLC. (Majestic) entered into a definitive purchase agreement with Fitzgeralds Gaming Corporation to purchase three of Fitzgeralds casinos. Majestic plans to purchase Fitzgeralds casinos in Las Vegas; Tunica, Miss.; and Black Hawk, Colo., for $149 million in cash plus assumption of certain liabilities.

        Majestic Star Casino commenced operations in 1996 and is wholly owned by Don H. Barden. Majestic currently operates a casino riverboat on Lake Michigan in Gary, Ind., and is one of only a handful of privately held casino companies in the United States. Majestic is the only casino company in the world wholly owned by an African American.

        "With the addition of these three casinos, Majestic will operate in three of the top five gaming markets in the country," said Barden. "The Fitzgeralds purchase is the first step in our plan to grow Majestic Star beyond our home in Indiana. I want to thank my team at Majestic Star Casino for bringing this project to fruition and making this exciting opportunity a reality. I look forward to working with the many fine employees at these three great Fitzgeralds properties. Together we're going to build a highly competitive national casino brand with 4,300 slots, 120 table games, 1,145 hotel rooms, and 3,800 employees."

        Fitzgeralds Las Vegas Casino-Hotel anchors one end of the world famous downtown Fremont Street Experience and includes 1,050 slot machines, 25 table games, a sportsbook, keno lounge, 638-room hotel, five restaurants and 978 employees.

        Fitzgeralds Tunica Casino-Hotel is located on a 121-acre site approximately 30 miles south of Memphis, Tenn. The facility features a 507-room hotel, 405-space covered parking garage, 1,215 slots, 34 table games, four restaurants two bars, a special events center and 1,152 employees.

        Fitzgeralds Black Hawk Casino is located approximately 45 minutes west of Denver and features 586 slots, six tables, a restaurant, lounge, entertainment area and a 400-space valet parking garage. The property employs 365 team members.

        "Majestic will be making their first entry into the Nevada, Colorado and Mississippi gaming markets," said Phil Griffith, Fitzgeralds Chairman and majority shareholder. "We wanted to be certain that a potential buyer would continue the legacy we've built during the last 16 years including the recognition of the value of the thousands of team members presently employed by our company. They have recognized the excellent potential Fitzgeralds provides and I am certain they will continue the positive momentum we have achieved during the last several years."

        The sales, which are contingent on, among other things, Bankruptcy Court approval, licensing and financing, are consistent with the reorganization that Fitzgeralds Gaming Corporation has negotiated with a committee representing its noteholders. To facilitate this transaction, Fitzgeralds Gaming Corporation and its subsidiaries will today voluntarily file for Chapter 11 Bankruptcy in U.S. District Court in Nevada.

        The Majestic Star Casino, LLC was founded in December 1993 as an Indiana limited liability company, to develop a riverboat casino in the City of Gary as its sole operation. The Company's operations began on June 7, 1996. The Company through October 19, 1997 conducted its operations onboard a Chartered Vessel. On October 27, 1997 the Company placed into service the $50.1 million Permanent Vessel which contains approximately 43,000 square feet of gaming on three expansive levels with approximately 1,447 slot machines and 54 table games.

This press release includes various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. Statements containing expressions such as "believes", "anticipates", "estimates" or "expects" used in the Company's press releases and reports filed with the Securities and Exchange Commission (including period reports on Form 10-K and Form 10-Q) are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not materially differ from expected results. The Company cautions that these and similar statements included in this press release and in previously filed periodic reports are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, the following: the ability to fund planned development needs and to service debt from existing operations and from new financing; increased competition in existing markets or the opening of new gaming jurisdictions, a decline in the public acceptance of gaming; the limitation, conditioning, suspension or obtaining of gaming licenses; increases in or new taxes imposed on gaming revenues, admission taxes or gaming devices; a finding of unsuitability by regulatory authorities with respect to the Company's officers, or key employees; loss and/or retirement of key executives; significant increase in fuel or transportation prices; adverse economic conditions in the Company's markets; severe and unusual weather in the Company's market and adverse results of significant litigation matters.

The Company has scheduled a conference call for Thursday, December 7, 2000 at 8:30 a.m. (Eastern Time) to discuss the transaction. The dial in number is 1-888-886-7046 and the moderator is Mike Kelly. A replay number will also be available, 1-800-405-2236, code # 794806.